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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption 'Experts' in the Registration Statement on Form S-4 and related Prospectus of Winstar Communications Inc. for the registration of $200,000,000 of its 10% Senior Subordinated Cash-Pay Exchange Notes Due 2008 and $250,000,000 of 11% Senior Subordinated Deferred Interest Exchange Notes due 2008, and to the incorporation by reference therein of our report dated March 21, 1997, with respect to the consolidated financial statements and schedules of Midcom Communications Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in the Current Report on Form 8-K/A of Winstar Communications Inc. dated February 5, 1998, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Detroit, Michigan
August 4, 1998